================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 VidaMed, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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Notes:

                                 VIDAMED, INC.

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                                  June 1, 2000

Dear Stockholders:

   You are cordially invited to attend the 2000 annual meeting of stockholders to be held at 10:00 a.m. local time on Thursday, June 1, 2000, at the Fremont Marriott Hotel, 46100 Landing Parkway, Fremont, California 94538. At the meeting, we will:

  . Elect directors for the next year.

  . Consider and act upon a proposal to ratify the board's appointment of Ernst & Young LLP as VidaMed's auditors for the year ending December 31, 2000.

  . Consider and act upon a board proposal to amend VidaMed's 1992 Stock Plan to increase the number of shares reserved for issuance thereunder by 1,900,000 shares, for a new total of 6,200,000 shares.

  . Consider and act upon a board proposal to amend VidaMed's 1995 Director
    Option Plan to increase the number of shares reserved for issuance thereunder by 100,000 shares, for a new total of 300,000 shares.

  . Consider and act upon such other matters as may properly come before the meeting.

   Stockholders of record at the close of business on April 24, 2000 are entitled to vote at the annual meeting.

   We urge you to vote your shares as promptly as possible by signing, dating and mailing the enclosed proxy.

                                          Sincerely,

                                          /s/ Randy D. Lindholm

                                          Randy D. Lindholm
                                          President, Chief Executive Officer
                                          and Chairman

Dated: April 20, 2000

                                 VIDAMED, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                      2000 Annual Meeting of Stockholders


                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed proxy is solicited on behalf of the board of directors of VidaMed, Inc. ("VidaMed" or the "Company") for use at the annual meeting of stockholders to be held Thursday, June 1, 2000, at 10:00 a.m., local time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The annual meeting will be held at the Fremont Marriott Hotel, 46100 Landing Parkway, Fremont, California 94538. The telephone number at the meeting location is
(510) 413-3700. The Company's telephone number at its principal executive offices is (510) 492-4900.

   These proxy solicitation materials were mailed on or about April 28 to all stockholders entitled to vote at the annual meeting.

Record Date and Stock Ownership

   Stockholders of record of the Company's common stock at the close of business on April 24, 2000, are entitled to notice of, and to vote at, the annual meeting. As of that date, 30,204,882 shares of the Company's common stock were issued and outstanding and held of record by approximately 6,000 stockholders.

Quorum Requirements

   A quorum of stockholders is necessary to hold a valid meeting. If at least a majority of the shares of VidaMed common stock issued and outstanding and eligible to vote are present in person or by proxy, a quorum will exist. A representative of our transfer agent, American Securities Transfer, Inc. of Lakewood, Colorado, will determine whether or not a quorum is present at the meeting. Broker non-votes are counted as present for purposes of determining the existence of a quorum at the annual meeting.

Voting Procedures and Requirements

   Votes cast by proxy or in person at the annual meeting will be counted by the representative of our transfer agent, American Securities Transfer, Inc. Holders of shares of common stock on the record date are entitled to one vote per share on all matters submitted to a vote of stockholders. If you come to the meeting, you can of course vote in person. If you do not come to the meeting, your shares can be voted only if you have returned a properly executed proxy. If you execute and return your proxy but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the board of directors.

   The six nominees for director receiving the greatest number of votes cast by those entitled to vote will be elected. An affirmative vote of the majority of the shares of the Company's common stock present in person or by proxy and entitled to vote at the annual meeting is necessary for approval of the proposal to ratify the board's appointment of Ernst & Young LLP as VidaMed's auditors for the year ending December 31, 2000, the proposal to amend VidaMed's 1992 Stock Plan and the proposal to amend VidaMed's 1995 Director Option Plan.

   We do not expect any matters to be presented for a vote at the annual meeting other than (1) the election of directors, (2) the proposal to ratify the appointment of Ernst & Young LLP, (3) the proposal to amend VidaMed's 1992 Stock Plan, and (4) the proposal to amend VidaMed's 1995 Director Option Plan. If you grant a proxy, the persons named in the proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

   The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters. The total number of votes cast for each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same effect as a vote AGAINST each proposal other than the election of directors.

   If your shares are held by your broker, in "street name," you will receive a form from your broker seeking instructions as to how your shares should be voted. If you do not instruct your broker how to vote, your broker will be entitled to vote your shares with respect to "discretionary" proposals but will not be permitted to vote your shares with respect to "non-discretionary" proposals. The form from your broker will indicate whether any of the proposals are non-discretionary.

   Broker non-votes will not be voted for or against any of the proposals to be considered at the meeting and will have no effect on any proposals.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by attending the meeting and voting in person, or by delivering a written notice of revocation or a duly executed proxy bearing a later date to American Securities Transfer, Inc., 938 Quail Street, Suite 101, Lakewood, Colorado 80215-5513 (Attention: Proxy Department).

Solicitation Expenses

   The Company is paying the cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Stockholders' Meeting and this Proxy Statement. In addition, we will, on request, reimburse brokerage houses and other custodians, nominees and fiduciaries who are holders of record of shares of our common stock as of April 24, 2000, for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial owner of our shares. Officers and other regular employees of VidaMed who may solicit proxies in person or by mail, telephone or facsimile will receive no extra compensation for their services.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   A board of six directors is to be elected at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees named below. All nominees are presently directors of the Company. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If stockholders nominate additional persons for election as directors, the proxy holders will vote all proxies received by them in accordance with the recommendation of the board of directors to assure the election of as many of the board's nominees as possible, with the proxy holders making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until that person's successor has been elected and qualified.

   The board of directors recommends a vote FOR the following nominees.

       Randy D. Lindholm                       Paulita LaPlante
       Robert Erra                             Kurt Wheeler
       Elizabeth Davila                        Michael D. Ellwein

   Mr. Lindholm, age 44, has served as Chairman, President and Chief Executive Officer since August 1999. Prior to assuming his present position, Mr. Lindholm served as Executive Vice President, Sales and Marketing since joining VidaMed in July 1998. Mr. Lindholm held various positions with Mallinckrodt, Inc. (formerly Nellcor Puritan Bennett) from 1993 through 1998. Mr. Lindholm's most recent position at Mallinckrodt was Vice President--North America Respiratory Field Operations where he was responsible for the Company's field sales, service and clinical team in North America that included an organization of 350 people and over $700 million in revenue. Prior to his service at Mallinckrodt, Mr. Lindholm was with GE Medical Systems for 15 years where he held a number of positions in sales, sales management and marketing. Mr. Lindholm holds a Bachelor of Science in Electrical Engineering from Michigan Tech University. He is also a graduate of the Stanford Executive Management Program.

   Mr. Erra, age 57, has served as a director of the Company since December 1997. Mr. Erra is a partner of Healthcare Compensation Strategies heading the Physician Services Division. Before joining HCS, he was Senior Vice President and Chief Operating Officer at Scripps Clinic and Research Foundation, an internationally prominent research institute and 173-bed tertiary hospital in La Jolla, California. At Scripps, Mr. Erra was responsible for a $300 million operating budget and clinical operations involving 700,000 outpatient visits annually. Earlier in his career, Mr. Erra was President and Chief Executive Officer of Western Health Plans, Inc., a publicly traded San Diego company linking a 150,000-member HMO and a PPO with 55,000 enrollees. He also saw prior service at University of California San Diego Medical Center, where he served as Associate Vice Chancellor and President of hospital and clinics, fiscal Officer of Cornell University Medical School and Executive Vice President and Chief Administrative Officer of Santa Barbara Medical Foundation Clinic, a 100-physician multi-specialty group. A native of New York City, Mr. Erra has an undergraduate degree from Pace University and did graduate work at New York University.

   Ms. Davila, age 55, has served as a director of the Company since September 1999. Ms. Davila is President and Chief Operating Officer of VISX Inc. Ms. Davila has held senior management positions with Syntex Corporation in Palo Alto, California, and has served as Vice President of U.S. Marketing and Sales for the Syva Company. Ms. Davila holds a Masters Degree in Chemistry from the University of Notre Dame and an MBA from Stanford University.

   Ms. LaPlante, age 42, has served as a director of the Company since November 1999. Ms. LaPlante is President and Chief Executive Officer of Optical Sensors Incorporated, a public company developing fiber optic sensors for medical use. Before joining Optical Sensors, Ms. LaPlante was the Marketing Manager for the prostate products division of American Medical Systems, a manufacturer and marketer of urology products including genitourinary prostheses, balloon dilators and endourologic stents and catheters. She also served in a variety of medical research roles, and holds degrees in health sciences from the College of St. Catherine and the University of Minnesota.

   Mr. Wheeler, age 47, has served as a director of the Company since November 1999. Mr. Wheeler is a general partner at MPM Asset Management LLC. Prior to joining MPM, he was Chairman and Chief Executive Officer of InControl, Inc., a publicly traded company developing implantable cardiovascular devices to treat irregular heart rhythms, which was acquired by Guidant Corporation. He serves on the Board of Directors of Intratherapeutics, Intellicardia and Optiscan Biomedical where he also serves as the Chief Executive Officer. Previously he was on the Board of Heartstream, Inc. which was acquired by Hewlett Packard. Prior to joining InControl, he was a principal in the life science group at the Mayfield Fund, a venture capital partnership. He has participated in the early stage development of several biotechnology companies. He began his professional career at Eli Lilly and Company. He holds a BA from Brigham Young University and an MBA from Northwestern University where he serves on the Kellogg Alumni Advisory Board.

   Mr. Ellwein, age 60, was appointed to the board on March 20, 2000, in connection with an equity investment in the Company by Medtronic Asset Management, Inc., a subsidiary of Medtronic, Inc., in January 2000. Pursuant to the terms of its investment, Medtronic has the right to designate one person for election to the Board, and Mr. Ellwein is Medtronic's designee. Mr. Ellwein is Vice President and Chief Development Officer of Medtronic, Inc., responsible for providing leadership for mergers, acquisitions, divestitures, joint ventures, strategic alliances and licensing opportunities, as well as providing leadership in identifying, valuing and making recommendations on opportunities in pursuit of Medtronic's growth strategy. Mr. Ellwein received a law degree from the University of Iowa and a Bachelor of Science in Chemical Engineering from the South Dakota School of Mines and Technology.

Board and Committee Meetings

   The board of directors of the Company held a total of eight meetings during the year ended December 31, 1999. No nominee who was a director during the entire fiscal year attended fewer than 75 percent of the meetings of the board of directors or of the committees on which such person served. The board of directors has a Compensation Committee, an Audit Committee and a Nominating Committee.

   The Compensation Committee makes recommendations concerning salaries and incentive compensation for officers and employees, grants stock options and stock awards to employees and consultants under the Company's stock option and award plans, and otherwise determines compensation levels and performs such other functions regarding compensation as the board may delegate. The Compensation Committee is composed of Robert Erra and Paulita LaPlante, both of whom are independent directors of the Company. The Committee held four meetings during 1999.

   The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and to discuss the financial statements, recommends to the board the independent auditors to be retained, and receives and considers the auditors' comments as to controls, adequacy of staff, and management performance and procedures in connection with audit and financial controls. The Audit Committee held one meeting during 1999. The Audit Committee is currently composed of three independent board members, Elizabeth
H. Davila, Kurt C. Wheeler, and Michael Ellwein.

   The Nominating Committee evaluates candidates for board membership and makes recommendations regarding such evaluations to the board. The Nominating Committee, which was composed of Robert Erra and Randy D. Lindholm, held four meetings during 1999. Messrs. Erra and Lindholm continue to serve on the Nominating Committee. The Nominating Committee does not accept nominations for candidates for board membership from stockholders.

Compensation of Directors

   As of December 1999, the Company pays its non-employee directors a fee of $1,500 per board meeting attended and $500 per committee meeting attended and reimburses each non-employee director for travel expenses incurred in attending meetings. Under the 1995 Director Option Plan, directors who are not employees of the Company receive automatic initial and annual stock option grants. The Company does not pay any director additional amounts for special assignments of the board of directors. Options held by members of the board of directors are described in the table under "Security Ownership of Certain Beneficial Owners and Management."

                                 PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The board of directors has appointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the year ending December 31, 2000, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the Company's financial statements annually since the Company's inception in 1992. Representatives of Ernst & Young LLP are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They will have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not.

   If stockholders fail to ratify the selection, the Audit Committee and the board will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Audit Committee and the board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

   The board of directors recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as independent auditors for the Company.

                                 PROPOSAL NO. 3

                        AMENDMENT TO THE 1992 STOCK PLAN

   The Company's 1992 Stock Plan (the "Stock Plan") allows the Company to grant to employees, including directors who are employees, and to consultants options to purchase the Company's common stock.

   As of February 29, 2000, a total of 4,300,000 shares of common stock had been reserved for issuance under the Stock Plan. As of that date, 1,096,167 shares had been issued upon the exercise of stock options granted under the Stock Plan, options to purchase 2,691,765 shares were outstanding and 512,068 shares remained available for future grants.

   The Company proposes to amend the Stock Plan to increase the number of shares reserved for issuance thereunder by 1,900,000 shares, for a new total of 6,200,000 shares. The purpose of the amendment is to provide a sufficient reserve for option grants to current employees and to potential new employees. The principal features of the Stock Plan are summarized below.

   Eligibility and Participation. Any employee of the Company, including any officer or employee-director, is eligible to receive options under the Stock Plan. Additionally, any individual who provides services to the Company as an independent contractor is eligible to receive options. The Company had 68 employees as of February 29, 2000. Directors who are not full-time or part-time officers or employees of the Company are not eligible to participate in the Stock Plan.

   Administration. The Stock Plan is currently administered by the Compensation Committee of the board of directors which determines the terms of options granted, including the exercise price, the number of shares subject to the option, the times at which options may be exercised and the methods by which and the forms in which payment of the purchase price may be made. Decisions of the Committee are final and binding on all parties.

   Exercise Price and Market Value. The exercise price of any incentive stock option granted under the Stock Plan will not be less than 100% of the fair market value of the stock on the date of the grant, except that if an optionee owns stock representing more than 10% of the voting power of all classes of stock of the

Company, the exercise price will not be less than 110%. If the common stock is listed on a national market system, including without limitation the Nasdaq National Market of the NASD's Automated Quotation System, its fair market value is equal to the closing sale price of the stock quoted on such system for the last market trading day prior to the time of determination. In the absence of an established market for the common stock, determinations of fair market value under the Stock Plan will be made in good faith by the Committee. The exercise price of non-qualified options granted under the Stock Plan will be determined by the board of directors.

   Exercisability. The Compensation Committee determines the exercisability and vesting provisions of options granted under the Stock Plan. The Committee generally has made options granted under the Stock Plan vested and exercisable at a rate of one-fourth of the shares of stock subject to the option one year after the grant date and one forty-eighth of the shares of stock subject to option at the end of each month thereafter, until the option is fully vested and exercisable. The term of an option may not exceed ten years. No option may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised, during the lifetime of the optionee, only by the optionee.

   Consideration and Method of Payment. The consideration to be paid for shares issued upon exercise of an option and the method of payment are determined by the Committee and may consist entirely of cash, check, delivery of other shares of the Company's common stock which, if acquired by the optionee upon exercise of an option, either have been owned by the optionee for more than six months or were not acquired from the Company, delivery of an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price, or any combination of these methods of payment. The Committee may also permit other lawful consideration and methods of payment.

   Amendment and Termination. The board of directors may at any time amend, alter, suspend or discontinue the Stock Plan, but none of these actions can be taken if they would impair the rights of a person who has been granted an option under the Stock Plan, without the consent of that person. In addition, stockholder approval must be obtained for any plan adjustment to the extent necessary and desirable to comply with Section 422 of the Internal Revenue Code (or any other applicable law or regulation, including the requirements of the NASD or an established stock exchange).

   Change of Control. In the event of a change in control of the Company, including a merger or sale of all or substantially all of the Company's assets (a "change of control"), outstanding options held by executive officers and certain key individuals will become fully exercisable and vested.

   Federal Tax Consequences. An optionee who is granted an incentive stock option and who complies with certain holding periods described below will not recognize taxable income either at the time the option is granted or at the time it is exercised, although exercise of the option may subject the optionee to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after exercise of the option, any gain will be treated as long-term capital gain. If these holding periods are not satisfied at the time of sale, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of (i) the fair market value of the stock at the date of the option exercise or (ii) the sale price of the stock, and the Company will be entitled to a deduction in the same amount. (Different rules may apply upon a premature disposition by an optionee who is an officer, director or 10% stockholder of the Company.) Any additional gain or loss recognized on such a premature disposition of the shares will be characterized as capital gain or loss. If the Company grants an incentive stock option and as a result of the grant the optionee has the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, then the excess shares must be treated as non-statutory options.

   An optionee who is granted a non-statutory stock option will not recognize any taxable income upon the grant of the option. However, upon exercise of a non-statutory stock option, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized by an optionee who is an employee of the Company will be subject to tax withholding by the Company. Upon resale of the shares by the optionee, any difference between the sales price and the fair market value at the time of exercise, to the extent not recognized as ordinary income as described above, will be treated as capital gain or loss. The Company will be allowed a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the optionee.

   The foregoing is not intended to be, and should not be construed as an exhaustive analysis or treatment of the tax consequences relating to stock options issued pursuant to the Stock Plan.

                              Option Grants Under
                                1992 Stock Plan

   The following table shows the number of shares subject to options granted to
(i) the executive officers named in the Summary Compensation Table, below, (ii) all current executive officers as a group, and (iii) all employees, including all current officers who are not executive officers as a group, since inception of the Stock Plan through February 29, 2000.


                                                                     Number of
                                                                      Shares
                                                                      Subject
                                                                        to
   Name                                                               Options
   ----                                                              ---------
   Randy D. Lindholm................................................ 1,016,554
   John F. Howe.....................................................   212,496
   John N. Hendrick.................................................   348,324
   Richard D. Brounstein............................................    14,583
   David J. Illingworth.............................................   255,208
                                                                     ---------
   All current executive officers as a group........................ 1,847,165
                                                                     =========
   All employees, including all current officers who are not
    executive officers, as a group.................................. 1,940,767
                                                                     =========

Recommendation of the Board of Directors

   The board of directors recommends a vote "FOR" amendment of the 1992 Stock Plan.

                                 PROPOSAL NO. 4

                   AMENDMENT TO THE 1995 DIRECTOR OPTION PLAN

   The Company's 1995 Director Option Plan (the "Director Plan") provides for automatic stock option grants to non-employee directors of the Company. The Director Plan was adopted by the board of directors in March 1995 and was approved by the stockholders in April 1995. As of February 29, 2000, a total of 200,000 shares of common stock had been reserved for issuance under the Director Plan. As of that date, 26,391 shares had been issued upon the exercise of stock options granted under the Director Plan, options to purchase 112,502 shares were outstanding and 61,107 shares remained available for future grants.

   The Company proposes to amend the Director Plan to increase the number of shares reserved for issuance thereunder by 100,000 shares for a new total of 300,000 shares. The purpose of the amendment is to provide a sufficient reserve for option grants to current non-employee directors and potential non-employee directors. The principal features of the Director Plan are summarized below.

   Amendments and Purpose of the Director Plan. The board adopted the Director Plan to attract and retain the best available personnel for service as outside directors, to provide additional incentive to the Company's outside directors to continue to serve as directors and to improve the efficiency of granting and administering stock options to the Company's non-employee directors. The board amended the Director Plan in February 1999 and again in September 1999 as permitted under the Plan to provide each non-employee Director an initial grant of 20,000 shares, 10,000 of which vest immediately and the remaining 10,000 of which vest one year later. On the first business day of each succeeding year, each incumbent non-employee director is automatically granted an option to purchase an additional 5,000 shares which vests immediately. On January 3, 2000, each non-employee director was granted an option to purchase 5,000 shares at an exercise price of $2.00 per share, the closing price of the Company's common stock as reported by the Nasdaq SmallCap Market.

   Eligibility and Administration. Under the Director Plan, non-employee directors are granted automatic "non-statutory stock options" not intended to qualify within the meaning of Section 422 of the Internal Revenue Code. Each non-employee director who has been elected by the stockholders or appointed by the board to fill a vacancy is automatically granted a non-statutory option to purchase 20,000 shares of common stock on the date on which such person first becomes a director (the "Initial Grant"). In addition to the Initial Grant, on the first business day of each calendar year, each non-employee director automatically receives an additional non-statutory option to purchase 5,000 shares of common stock (the "Subsequent Grants"). The Director Plan is designed to be self-executing. All grants are automatic and are not made at the discretion of the board of directors. No director receives any additional compensation for administration of the Director Plan.

   Exercise Price and Market Value. The exercise price of stock options granted under the Director Plan will not be less than 100% of the fair market value of the common stock on the date of the grant. For purposes of the Plan, the fair market value is the closing price on the Nasdaq SmallCap Market on the date the option is granted.

   Exercisability. The Director Plan provides that 50% of each Initial Grant shall vest immediately and the remaining 50% vests one year later. Yearly grants of 5,000 shares made to each non-employee director are immediately vested at 100%. All options granted pursuant to the Director Plan have a term of ten years (unless terminated sooner pursuant to the provisions of the Director Plan), but are exercisable by the optionee only so long as the optionee remains a director. Payment of the exercise price may be made in cash or by delivery of promissory notes, shares of common stock or certain other consideration.

   Federal Tax Consequences. An optionee under the Director Plan who is granted a non-statutory stock option will not recognize any taxable income upon the grant of the option. However, upon exercise of a non-statutory stock option, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized by an optionee who is an employee of the Company will be subject to tax withholding by the Company. Upon resale of the shares by the optionee, any difference between the sales price and the fair market value at the time of exercise, to the extent not recognized as ordinary income as described above, will be treated as capital gain or loss. The Company will be allowed a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the optionee.

   The foregoing is not intended to be, and should not be construed as an exhaustive analysis or treatment of the tax consequences relating to stock options issued pursuant to the Director Plan.

                              Option Grants Under
                               1995 Director Plan

   The following table shows the number of shares subject to options granted to
(i) each non-employee nominee for election as a director and (ii) all current non-employee directors as a group, since inception of the Director Plan through February 29, 2000;

                                                                    Number of
                                                                      Shares
                                                                    Subject to
   Name                                                              Options
   ----                                                             ----------
   Robert Erra.....................................................   21,668
   Elizabeth Davila................................................   25,000
   Paulita LaPlante................................................   25,000
   Kurt Wheeler....................................................   25,000
   Michael D. Ellwein(1)...........................................        0
                                                                     -------
   All current non-employee directors as a group ..................  115,002(2)
                                                                     =======

--------
(1)  Michael D. Ellwein joined the board of directors in March 2000.
(2) Includes 18,334 shares granted to David J. Illingworth in his capacity as a director. Mr. Illingworth resigned from the board of directors on March 16, 2000, and is not a nominee for re-election.

Recommendation of the Board of Directors

   The board of directors recommends a vote "FOR" amendment of the 1995 Director Option Plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table shows (i) each person or entity that has reported beneficial ownership of more than 5% of our common stock as of February 29, 2000, and (ii) the beneficial ownership of our common stock as of February 29, 2000, by each of our executive officers named in the Summary Compensation Table, below, by each of our directors and by all executive officers and directors as a group. Persons generally "beneficially own" shares if they have either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

                                               Shares Beneficially Approximate
Name and Address                                   Owned as of       Percent
of Beneficial Owner                             February 29, 2000  of Class(1)
-------------------                            ------------------- -----------
Medtronic Asset Management, Inc. .............      6,890,000(2)      23.0%
   c/o Medtronic, Inc.
   Corporate Center
   7000 Central Avenue N.E.
   Minneapolis, MN 55432

Zesiger Capital Group LLC.....................      4,696,850(3)      15.7%
   320 Park Avenue, 30th Floor
   New York, NY 10022

Hayden R. Fleming.............................      2,808,210(4)       9.4%
   c/o Circle F Ventures
   17797 North Perimeter Dr., Suite 105
   Scottsdale, AZ 85255

David J. Illingworth..........................         40,834(5)        *

Randy D. Lindholm.............................        166,990(6)        *

Richard D. Brounstein.........................         62,995(7)        *

John N. Hendrick..............................        282,562(8)        *

John F. Howe..................................          6,000           *

Robert J. Erra................................         24,793(9)        *

Elizabeth Davila..............................         25,000(10)       *

Paulita LaPlante..............................         15,000(11)       *

Kurt Wheeler..................................         15,000(12)       *

Michael D. Ellwein............................              0(13)       *

All executive officers and directors as a
 group........................................        639,174          2.1%

--------
 * Represents beneficial ownership of less than 1% of the shares of VidaMed common stock issued and outstanding as of February 29, 2000.
 (1) The percentage ownership is based on 29,939,392 shares of common stock issued and outstanding as of February 29, 2000. Shares subject to options, warrants, rights or conversion privileges that were exercisable within 60 days after February 29, 2000, are deemed outstanding for the purpose of computing the percentage ownership of the person holding stock options or other rights, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
 (2) Includes warrants to purchase 1,590,000 shares that are exercisable within 60 days. This information is based on the Schedule 13D filed with the Securities and Exchange Commission on January 14, 2000 by Medtronic Asset Management, Inc.
 (3) Zesiger Capital Group LLC (ZCG) is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940. All shares reported in the table are held in discretionary accounts managed by ZCG. ZCG disclaims beneficial ownership of such shares. The number of shares shown in the table includes warrants to purchase 630,650 shares that are exercisable within 60 days. One client account of ZCG, the State of Oregon PERS, is reported by ZCG to own more than 5% of the outstanding common stock of VidaMed. In addition to the shares shown in the table, Albert L. Zesiger and Barrie R. Zesiger, both principals of ZCG, own, respectively, 114,000 shares and 60,800 shares including presently exercisable warrants to purchase, respectively, 9,000 and 4,800 shares. This information is based on Amendment No. 5 to the
    Schedule 13G filed with the SEC on January 28, 2000 by ZCG and on information provided by ZCG.
 (4) Mr. Fleming beneficially owns a total of 2,808,210 shares. Of such shares, 376,850 shares are owned by the Hayden R. Fleming and LaDonna M. Fleming Revocable Trust; 41,250 shares are owned by Mrs. Fleming in the LaDonna M. Fleming IRA; 258,650 shares are owned by the Hayden R. Fleming IRA; 2,116,460 shares are owned by Circle F. Ventures, LLC, a Georgia limited liability, which is a private investment fund managed by Mr. Fleming; and 15,000 shares are owned by Fleming Securities, Inc., an Arizona corporation, of which Mr. Fleming is the registered principal and majority stockholder. The number of shares shown in the table includes 301,882 shares subject to presently exercisable warrants held by the Fleming Trust (as to 90,250 shares), the LaDonna Fleming IRA (as to 6,250 shares), the Hayden Fleming IRA (as to 6,250 shares) and Circle F Ventures, LLC (as to 199,132 shares). This information is based on information provided by Fleming Securities, Inc.
 (5) Includes options to purchase up to 15,834 shares and warrants to purchase 5,000 shares that are exercisable within 60 days.
 (6) Includes options to purchase up to 142,188 shares that are exercisable within 60 days. Includes 475 shares of common stock held by Mr. Lindholm's spouse.
 (7) Includes warrants to purchase 6,250 shares that are exercisable within 60 days.
 (8) Includes options to purchase up to 228,274 shares and warrants to purchase 3,125 shares that are exercisable within 60 days.
 (9) Includes options to purchase up to 21,668 shares and warrants to purchase 625 shares that are exercisable within 60 days.
(10) Includes options to purchase 15,000 shares that are exercisable within 60 days.
(11) Includes options to purchase 15,000 shares that are exercisable within 60 days.
(12) Includes options to purchase 15,000 shares that are exercisable within 60 days.
(13) Mr. Ellwein joined the board of directors on March 20, 2000, at which time he received an option to purchase 20,000 shares under the Director Option Plan. Mr. Ellwein has instructed VidaMed to assign his options to Medtronic Asset Management, Inc. Mr. Ellwein does not own any shares of VidaMed's common stock personally.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

   The following table shows the compensation of VidaMed's Chief Executive Officer and each of the four other most highly compensated executive officers for services in all capacities to VidaMed in 1997, 1998 and 1999. Compensation information is included only for those years during which the named individual served as an executive officer of VidaMed.

                                                                                    Long-Term
                                             Annual Compensation                   Compensation
                                       ----------------------------------------    ------------
                                                                        Other
                                                                       Annual       Awards of
                                                                       Compen-        Stock
Name and Position                      Year  Salary      Bonuses      sation(1)      Options
-----------------                      ---- --------     --------     ---------    ------------
Randy D. Lindholm....................  1999 $222,917(2)  $375,000(3)   $3,600         400,000
  President and Chief                  1998   83,333(4)    75,000(5)    1,500         300,000
  Executive Officer

John N. Hendrick(6)..................  1999 $190,000     $190,000(7)   $3,600             --
  VP and Chief Operating Officer       1998  190,000        1,125(8)    3,600          95,370
                                       1997  184,481        7,500(9)    3,646         102,790(10)

John F. Howe.........................  1999 $ 62,587(11)      --       $1,288         150,000
  VP and Chief Financial Officer

David Illingworth....................  1999 $168,750(12) $365,113(13)  $3,500(14)      13,334
  Former President and Chief           1998  202,500(15)  155,000(16)               1,000,000
  Executive Officer

Richard D. Brounstein(17)............  1999 $150,000     $150,000(7)   $3,600             --
  Former VP Finance and CFO            1998  150,000                    3,600          50,000
                                       1997   93,733(18)                2,400         100,000(19)


--------
 (1) This column consists of automobile allowance paid for by VidaMed, except as noted.
 (2) Mr. Lindholm's service as President and Chief Executive Officer commenced in August 1999, at an annual salary of $260,000. Mr. Lindholm previously held the position of Executive VP, Sales and Marketing, since joining VidaMed in July 1998, at an annual salary of $200,000.
 (3) Mr. Lindholm was paid an executive retention bonus of $200,000 in April 1999. Pursuant to the terms of his employment contract with VidaMed, Mr. Lindholm was paid a signing bonus of $75,000 in January 1999, and $100,000 of a personal loan in the principal amount of $200,000 made by VidaMed to Mr. Lindholm was forgiven in August 1999.
 (4) Had Mr. Lindholm been employed as Executive VP, Sales and Marketing, for all of calendar year 1998, his annual salary would have been $200,000.
 (5) Mr. Lindholm's offer letter from VidaMed provided for a signing bonus of $75,000 upon commencement of his employment as Executive VP, Sales and Marketing, in July 1998.
 (6) Mr. Hendrick resigned from his position as Vice President of Operations and Chief Operating Officer in March 2000.
 (7) Executive retention bonus payment for continuous service with VidaMed, paid in April 1999.
 (8) Bonus payment pursuant to a Company-wide Performance Bonus Program based upon aggregate sales during 1997.
 (9) Employee bonus for continuous service with VidaMed during 1997.
(10) In September 1997, options to purchase 67,790 shares of common stock at exercise prices ranging from $6.25 to $10.875 per share were exchanged for a like number of shares at an exercise price of $4.813. In the repricing, Mr. Hendrick agreed not to exercise his new options, except in the case of death, disability or involuntary termination of employment, for a period of one year.

(11) Mr. Howe accepted the position of VP of Finance and Chief Financial Officer in August 1999. Had he been employed for all of calendar year 1999, Mr. Howe's annual salary would have been $175,000.
(12) Mr. Illingworth resigned from his position as President and Chief Executive Officer with VidaMed in August 1999. Had he remained with VidaMed, his annual salary in 1999 would have been $270,000.
(13) Mr. Illingworth was paid an executive retention bonus in April 1999 of $270,000. Mr. Illingworth's separation agreement provided for a consulting fee of $28,125, and $66,988 of loan forgiveness in 1999.
(14) Mr. Illingworth received fees for attending meetings of VidaMed's board of directors.
(15) Mr. Illingworth joined VidaMed as President and Chief Executive Officer in April 1998. Had he been employed for all of calendar year 1998, Mr. Illingworth's annual salary would have been $270,000.
(16) Mr. Illingworth's offer letter from VidaMed provided for a one-time signing bonus of $30,000 and forgiveness of 50% of a $250,000 loan upon commencement of employment.
(17) Mr. Brounstein resigned from VidaMed effective January 3, 2000. From August 23, 1999 until his resignation Mr. Brounstein served as Vice President of Administration for VidaMed.
(18) Mr. Brounstein joined VidaMed as Vice President, Finance and Chief Financial Officer in May 1997. Had he been employed for all of calendar year 1997, Mr. Brounstein's annual salary would have been $140,000.
(19) In September 1997, options to purchase 75,000 shares of common stock at an exercise price of $6.875 per share were exchanged for a like number of shares at an exercise price of $4.813. In the repricing, Mr. Brounstein agreed not to exercise his new options, except in the case of death, disability or involuntary termination of employment, for a period of one year.

Employment, Severance and Retention Agreements

   Employment Agreements with Mr. Lindholm. Mr. Lindholm entered into an employment agreement with VidaMed on July 1, 1998, when he joined VidaMed as Executive Vice President for World Wide Sales and Marketing. Pursuant to the agreement we paid Mr. Lindholm a signing bonus of $150,000, one-half of which was paid in July 1998 and the other half of which was paid in January 1999. Mr. Lindholm received an annual base salary of $200,000 subject to review annually by the Compensation Committee of the board of directors and he was entitled to receive the standard benefits made available by VidaMed to its employees to the extent he was eligible for such benefits. Mr. Lindholm received a monthly automobile allowance of $300, and was reimbursed by VidaMed for all reasonable expenses actually incurred or paid by him in the performance of his duties.
Mr. Lindholm was also eligible to participate in VidaMed's Performance Improvement Program, as described in the Compensation Committee Report beginning on page 18.

   Upon commencement of his employment, and pursuant to his employment agreement, VidaMed provided Mr. Lindholm an interest-free loan in the amount of $200,000, and Mr. Lindholm executed a promissory note in favor of VidaMed. On July 9, 1998, Mr. Lindholm was granted options to purchase 200,000 shares of VidaMed common stock at an exercise price of $3.563 per share, which was the closing bid price of our common stock on the date of the grant. Pursuant to the agreement, if VidaMed were to merge with another company or be acquired or sell substantially all its assets (a "Change in Control"), 100% of Mr. Lindholm's unvested stock options would become fully vested and exercisable.

   In June 1999, Mr. Lindholm accepted our offer of employment to serve as President and Chief Executive Officer, and Mr. Lindholm and VidaMed entered into a new employment agreement providing for a commencement date of August 1, 1999. Pursuant to this agreement, Mr. Lindholm reports to our board of directors and was paid a base salary at the rate of $260,000 per year starting August 1, 1999 until December 31, 1999. His salary is subject to review by the Compensation Committee of the board of directors. During 1999, VidaMed forgave 50% of Mr. Lindholm's outstanding loan, in the amount of $100,000, pursuant to the employment agreement. The agreement provides that an additional 25% of the loan, in the amount of $50,000, will be forgiven during the first quarter of 2000, and that the remaining 25% will be forgiven on February 28, 2001, if Mr. Lindholm remains employed by VidaMed in his current position on that date.

   As President and Chief Executive Officer, Mr. Lindholm is entitled to receive the standard benefits made available by VidaMed to all its employees to the extent he is eligible for such benefits, and he is entitled to participate in any group medical, dental, life insurance and disability insurance plans or similar benefit plans made available to executive officers of VidaMed. Mr. Lindholm receives a monthly automobile allowance of $300, and is reimbursed for all reasonable expenses actually incurred or paid by him in the performance of his duties. As President and Chief Executive Officer, Mr. Lindholm is entitled to participate in the VidaMed Performance Improvement Bonus Program as described in the Compensation Committee Report beginning on page 18.

   Upon his acceptance of employment as President and Chief Executive Officer, Mr. Lindholm was granted options to purchase 200,000 shares of VidaMed common stock at an exercise price of $1.688 per share, and on August 31, 1999, he was granted options to purchase an additional 200,000 shares at an exercise price of $2.00 per share, the closing bid price of our common stock on the date of the grants. The options vest at a rate of 1/4th on the first anniversary of the grant date and 1/48th per month thereafter until fully exercisable. If VidaMed merges with another company or is acquired or sells substantially all of its assets (a "Change in Control"), 100% of Mr. Lindholm's unvested stock options become fully vested and exercisable. Mr. Lindholm and VidaMed have also entered into an agreement providing for additional benefits upon a change in control. See "Change in Control Arrangements," below.

   Employment Agreement with Mr. Howe. Mr. Howe's employment agreement with VidaMed was entered into on August 20, 1999. The agreement provides that as Vice President and Chief Financial Officer, Mr. Howe reports to the President and Chief Executive Officer. He receives an annual base salary of $175,000 subject to review annually by the Compensation Committee of the board of directors. Mr. Howe is entitled to participate in the VidaMed Performance Improvement Program (as described in the Compensation Committee Report beginning on page 18) and such other incentive compensation or bonus plan that may be adopted by the Compensation Committee for members of senior management. Mr. Howe receives a monthly automobile allowance of $300 and is eligible to participate in group medical, dental, vision, life and disability insurance plans or similar benefit plans that VidaMed makes available to its executive officers. VidaMed reimburses Mr. Howe for all reasonable expenses he incurs in the performance of his duties on behalf of the Company.

   Mr. Howe was granted options to purchase 150,000 shares of VidaMed common stock at an exercise price equal to $2.125 per share, which was the closing bid price of our common stock on August 23, 1999, the grant date. The options vest at a rate of 1/4th on the first anniversary of the grant date and 1/48th per month thereafter until fully exercisable. If VidaMed merges with another company or is acquired or sells substantially all of its assets (a "Change in Control"), 100% of Mr. Howe's unvested stock options become fully vested and exercisable. Mr. Howe and VidaMed have also entered into an agreement providing for additional benefits upon a change in control. See "Change in Control Arrangements," below.

   Resignation, Transition and Consulting Agreements with Mr. Illingworth. On June 26, 1999 we entered into an agreement with Mr. Illingworth upon his resignation as President and Chief Executive Officer and his transition into the role of Executive Chairman, reporting to the President and Chief Executive Officer. Pursuant to this agreement, which was effective August 1, 1999, Mr. Illingworth was paid a base salary of $135,000 per annum and was entitled to receive all standard employee benefits and to participate in the VidaMed Performance Improvement Plan ("PIP") on the same terms as the President and Chief Executive Officer, prorated through August 1, 1999; his stock options granted on October 9, 1998 for 250,000 shares would continue to vest until February 1, 2000, but all other outstanding unvested shares would be cancelled effective August 1, 1999; and upon completion of his duties as Executive Chairman his outstanding loan balance of $62,500 plus accrued interest would be forgiven. On September 1, 1999, Mr. Illingworth resigned his employment with VidaMed as Executive Chairman. Pursuant to a severance and consulting agreement, Mr. Illingworth was retained as a consultant through February 9, 2000 and was paid $56,250 in consulting fees for his services.

   Retention Agreements. In October 1998 the Company entered into retention agreements with certain executive officers. Under those agreements, the Company was obligated to pay up to $810,000 on April 1, 1999, if those officers remained with the Company through April 1, 1999. If any of those officers left the

Company prior to April 1, 1999, the amount of the obligation would decease. All officers covered by the retention agreements remained with the Company through April 1, 1999, and the Company paid a total of $810,000 according to the terms of the agreements. Mr. Illingworth received $270,000, Mr. Lindholm received $200,000, Mr. Hendrick received $190,000 and Mr. Brounstein received $150,000.

Change in Control Arrangements

   On December 21, 1999, we entered into a Severance Agreement with Messrs. Lindholm and Howe to induce these executives to remain with VidaMed in the event of a threat or the occurrence of a "Change in Control" of VidaMed. A Change in Control is defined in the Agreement as (i) the acquisition by any person (other than VidaMed or a subsidiary or employee benefit plan maintained by VidaMed) of 25% or more of the combined voting power of our then outstanding voting securities, (ii) an event as a result of which the individuals who are members of the board of directors on the date the Severance Agreement was approved cease for any reason to constitute at least a majority of the board, and (iii) completion by VidaMed, following approval by our stockholders, of a merger, consolidation or reorganization of VidaMed, subject to certain exceptions specified in the Severance Agreement.

   Upon the occurrence of a Change in Control, if the executive voluntarily terminates his position with VidaMed, the executive will be entitled to receive payment in a single lump sum of all base salary and vacation pay earned or accrued through the date of termination (defined as the date of occurrence of the Change in Control or such other date agreed upon by the executive and VidaMed), reimbursement for reasonable and necessary expenses incurred by the executive on behalf of VidaMed during the period ending on the termination date; payment in a lump sum of a pro rata bonus through the date of termination equal to the greatest of the amount of bonuses received by the executive over certain measurement periods described in the Severance Agreement; severance pay in an amount in cash equal to the greatest of the amount of the annual base salary plus bonus received by the executive over certain measurement periods described in the Severance Agreement; continuation of coverage and benefits under policies of life, disability, medical, dental and hospitalization insurance for 12 months after the termination date for the executive and his dependents and beneficiaries (subject to reduction if the executive obtains any such benefits under a subsequent employer's benefit plans); accelerated vesting of all equity incentive awards outstanding on the date of termination, with immediate exercisability of all outstanding stock options; and forgiveness of the balance, including principal and accrued interest, of any of the Company's loans to the executive that are unpaid on the date of termination. In the event of involuntary termination of the executive's employment, in addition to the above, the Company will provide outplacement services to the executive in an amount not to exceed $15,000. If the executive is terminated for cause, however, he will not be entitled to any payments or benefits under the Severance Agreement. "Cause" is defined in the Agreement as fraud, embezzlement, misappropriation or willful misconduct that is demonstrably and materially injurious to the Company.

   The executives are not required to mitigate the amount of any payment provided for in the Severance Agreement by seeking other employment or otherwise, and no payments will be offset or reduced by any amounts received by the executives from subsequent employers except as described above.

   All payments made to the executives under the Severance Agreement are in lieu of any other severance or termination pay to which the executives may be otherwise entitled under any other Company plan, program or arrangement. The benefits and compensation to be received by the executives under VidaMed's employee benefit plans will be determined in accordance with the provisions of those plans. The executive's rights under any other bonus, benefit, incentive or other plan or program provided by VidaMed that is not a severance or termination agreement will not be affected by the Severance Agreement.

   The Severance Agreement can be terminated if the executive is disabled (as defined in the Agreement) and has not returned to full-time employment and is not substantially performing his duties for VidaMed prior to a Change in Control, or if the board of directors and the executive mutually agree to terminate the Severance Agreement.

   The Severance Agreement contains provisions for the reduction of payments to be made to the executives if and to the extent necessary to ensure that no payments or benefits provided will be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code. If it is necessary to reduce payments, cash payments would be reduced or eliminated first and then payments or benefits not payable in cash would be reduced. An initial determination whether any payment or benefit must be reduced will be made at VidaMed's expense by its independent accounting firm at the time of the Change in Control. If it is established pursuant to a final determination of a court or an IRS proceeding that payments made to an executive are subject to an excise tax, then the amount of the payment in excess of the limits established by
Section 4999 will be deemed to be a loan to the executive repayable to VidaMed on demand together with interest at the applicable federal rate from the date of the executive's receipt of the payment until the date of repayment.

   VidaMed has agreed to pay all legal fees and related costs and expenses incurred by the executive as a result of the executive's termination of employment, his disputing the termination or in enforcing any right provided by the Severance Agreement.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

   David J. Illingworth joined VidaMed as President and Chief Executive Officer in April 1998. Upon commencement of his employment, VidaMed provided Mr. Illingworth a loan in the amount of $250,000. In consideration of the loan, Mr. Illingworth executed a promissory note in favor of VidaMed, bearing interest at a rate of 5.39% per annum and providing for a maturity date of October 31, 2000. Fifty percent of the principal and accrued interest was forgiven immediately upon commencement of Mr. Illingworth's employment as President and Chief Executive Officer. An additional 25% of the principal and accrued interest was forgiven on the first anniversary of his commencement date and the remaining 25% of the principal and accrued interest was forgiven upon the termination of his employment in February 2000.

   In January 1996, Mr. Hendrick exercised options to purchase 34,492 shares of VidaMed's common stock. A portion of the purchase price of such shares was paid by delivery of a full-recourse promissory note in the principal amount of $93,128.40, bearing interest at the rate of 7.96% per annum. The principal and accrued interest were due on February 1, 2000, and in any event upon the termination of Mr. Hendrick's employment. On September 10, 1999, the board of directors authorized an extension of the due date of the promissory note until February 1, 2001, on the same terms and conditions. On March 10, 2000, Mr. Hendrick resigned from his employment with VidaMed and has since repaid the outstanding principal and interest due on the promissory note, in the amount of $127,352.

Table of Option Grants in 1999

   The following table shows stock options granted to the named executive officers in 1999. Additionally, in accordance with rules of the Securities and Exchange Commission, the table shows the hypothetical gains or option spreads that would exist for the respective options based on assumed rates of annual compound stock appreciation of 5% and 10% from the date of grant over the full option term of 10 years.

                                                                           Potential Realizable Value at
                                                                        Assumed Annual Rates of Stock Price
                                                                      Appreciation for Option Term (10 Years)
                                                                     -----------------------------------------
                                                                               5%                    10%
                                                                     ---------------------- --------------------
                                      % of Total
                           Options     Options   Exercise
                           Granted    Granted to  Price              Stock Price          Stock Price
                          (in shares) Employees    (per   Expiration (per share)          (per share)
Name                         (1)       in 1999    share)     Date        (2)       Gain       (2)       Gain
----                     ------------ ---------- -------- ---------- ----------- -------- ----------- --------
Randy D. Lindholm.......   200,000        17%     $1.688   6/25/09      $2.75    $212,400    $4.38    $876,337
                           200,000        17%     $2.000   8/31/09      $3.26    $252,000    $5.19    $638,000

John F. Howe............   150,000        13%     $2.125   8/23/09      $3.46    $200,250    $5.51    $507,750

David J. Illingworth....    13,334        (2)     $2.063    9/9/09      $3.36    $ 17,294    $5.35    $507,750

--------
(1) These options become exercisable at a rate of 1/4th on the first anniversary date of the grant and 1/48th per month thereafter until fully exercisable, and also may become fully exercisable in the event of a change in control (as defined in the options) of the Company. In some cases, the exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid in shares.
(2) David Illingworth was an executive officer and director in 1999. Mr. Illingworth was granted 13,334 director stock options, but no employee stock options in 1999.

Table of Option Exercises in 1999 and Year-End Option Values

   The following table shows the number and value of the exercisable and unexercisable options held by the executive officers named in the Summary Compensation Table, above, as of December 31, 1999. The table contains values for "in-the-money" options, meaning a positive spread between the year-end share price of $1.813 and the exercise price. None of the named executive officers exercised stock options during 1999.

                                                         Number of Shares Underlying        Value of Unexercised
                                                           Unexercised Options at          In-the-Money Options at
                                                              December 31, 1999               December 31, 1999
                                                         ------------------------------   -------------------------
                         Shares Acquired      Value
Name                       on Exercise   Realized ($)(1) Exercisable     Unexercisable    Exercisable Unexercisable
----                     --------------- --------------- -------------   --------------   ----------- -------------
Randy D. Lindholm.......       --              --                100,000          600,000   $30,100     $ 98,100
John F. Howe............       --              --                    --           150,000       --           --
John N. Hendrick........       --              --                227,518           92,865    28,707       69,715
Richard D. Brounstein...       --              --                 75,000           75,000    15,050       36,550
David J. Illingworth....       --              --                328,125          190,417    75,250      182,750

--------
(1) No options were exercised by the named executive officers during 1999.

Report of the Compensation Committee on Executive Compensation

 Objectives

   The Company's executive compensation program is designed to be closely linked to the overall performance of the Company and returns to stockholders. Toward this end, the Company has developed a compensation strategy with specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals. This strategy seeks to:

  . ensure the Company's ability to attract and retain key executives;

  . align the interests of the Company's executives with those of its shareholders; and

  . provide a compensation package that balances individual contributions and overall business results.

   Each year, the Committee, which is composed solely of non-employee directors, conducts a review of the Company's executive compensation program. The review includes an assessment of the effectiveness of the Company's compensation program and a comparison of the Company's executive compensation and performance to comparable public corporations, including companies within a group of "competitor companies" listed on the NASDAQ SmallCap Market and competing in the medical devices industry. From time to time, the Company retains the services of executive compensation consultants to provide the Committee with comparative data, benefit design advice and analysis of the cost incentives provided.

 Total Compensation

   An executive's total compensation consists of four components: (1) base salary, (2) an annual incentive bonus, (3) long-term stock-based compensation, and (4) various benefits generally available to all full-time employees.

 Base Salary

   The Committee considers a number of factors in setting the base salary for executive officers. Those factors typically include:

  . responsibility of the individual's position,

  . the individual's performance,

  . the Company's overall financial performance,

  . certain non-financial indicators of corporate performance, including, among other things, strategic developments for which an executive officer has responsibility (such as product approvals and government relations) or managerial performance (such as resource allocation and policy development), and

  . the business and competitive climate.

The evaluation of an executive's non-financial indicators is reflected in his or her performance rating.

   Each year, the Committee reviews with the President and Chief Executive Officer his performance rating of the other executive officers and evaluates compensation levels against levels at competitor companies. Established, independent compensation consultants are used to confirm that salary levels are within the range of the competitor companies.

   The Committee sets salaries of the Company's executive officers within a range above the median but below the high end of the salary levels at the competitor companies. In fixing the salaries of the executive officers for 1999, the Committee considered the Company's overall financial performance and the non-financial indicators reflected in individual performance ratings, although no particular weighting was assigned to any specific aspect of corporate performance.

 Annual Incentive Bonus

   The Performance Improvement Plan ("PIP"), is VidaMed's annual incentive performance plan, which allows the Committee to make annual compensatory awards to executive officers and director-level personnel based on certain financial and non-financial indicators or goals. The awards may consist of cash, stock options or a combination of both.

   For 1999, PIP awards were based on two performance improvement goals (i) a United States Total Usage Plan (number of single-use catheters shipped) and
(ii) a Worldwide Revenue Plan. Each of these goals had a 50/50 weighting in determining the percentage payout of total base salary the achievement of the goals would represent. Award opportunities, stated as a percentage of base salary, for the CEO and all other executive officers are shown in the table below.

                                              Percentage of Annual Base Salary
                                             -----------------------------------
                                              Threshold    Target      Maximum
                                             Performance Performance Performance
Level                                           Award       Award       Award
-----                                        ----------- ----------- -----------
CEO.........................................      25%         50%        100%
All Other Executive Officers................      20%         40%         80%

   In 1999, management achieved 105% of the Worldwide Revenue Plan goal, but missed the minimum goal level for the U.S. Total Usage Plan. Based on this result, and a formula used to calculate goal-weighted performance, the PIP award made to the CEO and eligible executive officers in 1999 was 31.25% and 25%, respectively, of their annual base salary, prorated for the number of months they participated in the 1999 PIP program.

 Long-Term Incentive Compensation

   Long-term incentives are provided to executive officers primarily through VidaMed's 1992 Stock Option Plan. The Committee believes that stock-based performance compensation arrangements are essential in aligning the interests of management directly with creation of shareholder value.

   Guidelines for initial employment stock option grants and periodic refreshment grants, are set at levels competitive with programs offered and maintained by comparably sized medical device and high technology companies located primarily in the San Francisco Bay Area. In addition to competitive practice data, the Committee considers factors such as overall experience or performance and the number of stock options already outstanding or previously granted in determining the size of stock option awards. Generally, stock options have an exercise price equal to the fair market value of our common stock on the date of the grant and a 10-year term and vest over a 4-year period. The name of the executive officers, the number of options and the exercise price for each such grant is set forth under the Table of Option Grants in 1999, on page 17 of this Proxy Statement.

 Compensation of the Chief Executive Officer

   Mr. Lindholm's annual base salary at the end of the fiscal year ended December 31, 1999 was $260,000. Due to the relatively short period of time that Mr. Lindholm served as President and Chief Executive Officer (since August 1,
1999), the Committee has not yet reviewed his annual base compensation. When the Committee does evaluate Mr. Lindholm's salary they will consider factors such as VidaMed's financial performance as compared to annual goals, his command of VidaMed's strategic product and market positioning, his leadership at VidaMed and within the industry, and his pay in relation to the pay of other chief executive officers of comparable medical device companies (which was the primary basis for his starting salary of $260,000).

   Under the terms of VidaMed's PIP program, Mr. Lindholm received a prorated PIP stock option award of 41,554 shares of VidaMed common stock on January 10, 2000. The award was based on his service as Executive Vice President of Sales and Marketing for 7 months of the year, and as Chief Executive Officer for the remaining 5 months. The stock option was granted free of any exercise price, and is 100% exercisable on July 10, 2000. The fair market value of the 1999 PIP stock option awarded to Mr. Lindholm was $84,770.

   Under the 1992 Stock Option Plan, Mr. Lindholm received a total of 400,000 shares of VidaMed common stock, upon becoming the President and Chief Executive Officer in 1999. These options have an exercise price equal to the fair market value of the common stock on the date of the grant(s), will become 1/4th vested and exercisable on the first anniversary of the grant and will vest and become exercisable at the rate of 1/48th monthly thereafter.

 Section 162(m) Policy

   Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any named executive officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its named executive officers shall be designed to qualify as "performance-based compensation. " The Compensation Committee intends to continue to evaluate the effects of the statute and applicable Treasury regulations, and at such time as it appears necessary, will adopt a compensation plan for executive officers that complies with the requirements for full deductibility under Section 162(m).

Respectfully submitted,
Compensation Committee
Robert Erra and Paulita LaPlante

                            STOCK PERFORMANCE GRAPH

   The following graph compares VidaMed's cumulative total stockholder return with the Nasdaq U.S. Stock Market Index and an index based on companies in a peer group within the Hambrecht & Quist Healthcare Excluding Biotechnology Index. The graph assumes the investment of $100 on June 21, 1995, the date of the Company's initial public offering, and that all dividends were reinvested. No dividends have been declared or paid on the Company's common stock. The performance shown is not necessarily indicative of future performance.

                COMPARISON OF 54 MONTH CUMULATIVE TOTAL RETURN*
         AMONG VIDAMED, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE HAMBRECHT & QUIST HEALTHCARE EXCLUDING BIOTECHNOLOGY INDEX

                        [PERFORMANCE GRAPH APPEARS HERE]
VIDAMED INC.

                                                                  CUMULATIVE TOTAL RETURN
                                             -------------------------------------------------------------
                                             6/21/95     12/95      12/96      12/97      12/98      12/99
VIDAMED, INC.                                 100.00    146.15     198.08      67.31      43.27      27.89
NASDAQ STOCK MARKET (U.S.)                    100.00    113.96     140.21     171.80     242.09     437.36
HAMBRECHT & QUIST HEALTHCARE EXCLUDING
BIOTECHNOLOGY                                 100.00    135.46     150.39     179.22     217.77     190.26

--------
 * $100 INVESTED ON 6/21/95 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                                 OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

   Under the securities laws of the United States, the Company's directors and executive officers and any persons who beneficially own more than ten percent of a registered class of the Company's equity securities are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC"). Specific filing deadlines of these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file required reports by the deadlines during the year ended December 31, 1999. To the best of the Company's knowledge, all of these filing requirements have been satisfied, except that Randy Lindholm, an executive officer and director, filed three late reports covering five transactions; John Howe, an executive officer, filed two late reports covering two transactions; Elizabeth Davila, a director, filed four late reports covering initial beneficial ownership status and three subsequent transactions; and Paulita LaPlante and Kurt Wheeler, both directors, each filed two late reports indicating their beneficial owner status, and one additional transaction. In making this statement, the Company has relied on information obtained from its directors and executive officers and any holders of ten percent or more of the Company's common stock, and copies of the reports that they filed with the SEC.

Deadline for Receipt of Stockholder Proposals for 2001 Annual Meeting

   If you wish to submit a proposal for possible inclusion in the Company's 2001 proxy material, we must receive your notice, in accordance with rules of the Securities and Exchange Commission, on or before December 31, 2000. If you wish to submit a proposal at the 2001 annual meeting (but not seek inclusion of the proposal in the Company's proxy material), we must receive your notice, in accordance with the Company's by-laws, on or before February 1, 2001. Otherwise, the proxies named by the board of directors for the meeting may exercise discretionary voting authority with respect to the proposal, without any discussion of the proposal in the Company's proxy material.

Financial Statements

   The Company's financial statements for the year ended December 31, 1999, including the financial statement schedules and notes and auditor's report, the management discussion and analysis of financial condition and results of operations and other information are included in the Company's 1999 Annual Report to Stockholders ("Annual Report"). Copies of the Annual Report are being sent to our stockholders concurrently with the mailing of this Proxy Statement. If you have not received the Annual Report, please notify the Secretary of the Company at the address set forth in the next paragraph.

SEC Form 10-K Annual Report

   The Company will mail without charge to any stockholder upon written request a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, including the financial statements and schedules and a list of exhibits. Requests should be sent to Mr. John F. Howe, Chief Financial Officer, VidaMed, Inc., 46107 Landing Parkway, Fremont, California 94538.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                   /s/ Tom C. Thomas
                                          By: _________________________________
                                                       Tom C. Thomas
                                                         Secretary

Dated: April 20, 2000

                                     PROXY
                                 VIDAMED, INC.
                      2000 Annual Meeting of Stockholders
          This Proxy is Solicited on Behalf of the Board of Directors

   The undersigned stockholder of VidaMed, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 20, 2000, and hereby appoints John F. Howe and William J. P. Weiland, or either of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of VidaMed, Inc. to be held Thursday, June 1, 2000, at 10:00 a. m. , local time, at the Fremont Marriott Hotel, 46100 Landing Parkway, Fremont, California 94538 and at any or all postponements or adjournments thereof, according to the number of shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. Election of Directors:
  [_] FOR all the nominees listed below (except as indicated).   [_] WITHHOLD
                authority to vote for all nominees listed below.
  If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:
          Randy D. Lindholm, Robert Erra, Elizabeth Davila
          Paulita LaPlante, Kurt Wheeler, Michael D. Ellwein
2. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2000.
                 [_] FOR         [_] AGAINST     [_] ABSTAIN
3. Proposal to approve an amendment to the 1992 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 1,900,000 shares to a new total of 6,200,000 shares.
                 [_] FOR         [_] AGAINST     [_] ABSTAIN
4. Proposal to approve an amendment to the 1995 Director Option Plan to increase the number of shares of common stock reserved for issuance thereunder by 100,000 shares to a new total of 300,000 shares.
                 [_] FOR         [_] AGAINST     [_] ABSTAIN
In their discretion the named proxies are authorized to vote upon such other matters as may properly come before the meeting.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of each board nominee and FOR the three board proposals.

                                                    Dated _______________, 2000

                                                    ---------------------------

                                                    ---------------------------
                                                           SIGNATURE(S)

                                                    Please sign exactly as
                                                    your name appears hereon.
                                                    If the stock is registered
                                                    in the names of two or
                                                    more persons, as joint
                                                    tenants or as community
                                                    property or otherwise,
                                                    each should sign.
                                                    Executors, administrators,
                                                    trustees, guardians and
                                                    attorneys-in-fact should
                                                    add their titles. If
                                                    signer is a corporation,
                                                    please give full corporate
                                                    name and have a duly
                                                    authorized officer sign,
                                                    stating title. If signer
                                                    is a partnership, please
                                                    sign in partnership name
                                                    by authorized person.
                                                    Please sign, date and
                                                    promptly return this proxy
                                                    in the enclosed return
                                                    envelope which is postage
                                                    prepaid if mailed in the
                                                    united states.

ATTENTION: PLEASE NOTE THAT THIS BOX WILL NOT BE PRINTED. IT IS TO SHOW THE TEXT POSITION ON THE BACK OF THIS PROXY CARD.